EXHIBIT 99.2
NEWS RELEASE
For Immediate Release
May 5, 2006
For more information contact:
Barry L. Hulin, President and Chief Executive Officer
702.821.4100
VALLEY BANCORP TO ATTEND D.A. DAVIDSON & COMPANY FINANCIAL CONFERENCE
Las Vegas, Nevada, May 5, 2006, — Valley Bancorp (NASDAQ:VLLY), announced its participation in the 8th Annual D.A. Davidson & Co. Financial Services Conference in Seattle, Washington on Tuesday, May 9, 2006. Valley Bancorp’s President and CEO, Barry L. Hulin will be presenting at 3:00PM PST.
The conference can be attended in person, by invitation only. A simultaneous web cast presentation will be made available as described below.
The Davidson Financial Services Conference will be accessible on demand through web casting at http://www.wsw.com/webcast/dadco6/vlly/. Additionally, you can view and download the presentation at Valley Bancorp’s website at www.valleybancorp.com. The presentation will be retained for 30 days following the conference.
Persons interested in listening to the conference should access the website 15 minutes prior to the start of the conference to register. It may be necessary to download audio software to hear the presentation.
About Valley Bancorp
Headquartered in Las Vegas, Nevada, Valley Bancorp is the holding company for Valley Bank, with branches in Las Vegas, Henderson and Pahrump, Nevada.
This press release may include forwarded looking statements relating to the company’s beliefs and goals. Forward-looking statements are subject to a number of risks and uncertainties; including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, and retain key personnel. Additional risk factors that could cause material differences are detailed from time to time in the Valley Bancorp’s reports and other filings made with the SEC, certain of which are available on the company’s website www.valleybancorp.com